Exhibit 10.1

AGREEMENT OF INDEMNIFICATION

This Agreement of Indemnification (“Agreement”) is made and entered into as of October 22, 2008, by and between Matinee Media Corporation, a Nevada corporation (“Matinee”), and Robert W. Walker, a resident of the State of Texas (“Walker”).

Recitals:

Matinee and Walker are parties, as plaintiffs, to that certain legal proceeding in the United States District Court for the Western District of Texas, Austin Division, styled Robert W. Walker and Matinee Media Corporation v. John Wilkins, Voyager Charters, L.L.C., KMR Aviation, Inc. and Guardian Air Services, L.L.C. (the “Litigation”).

Voyager Charters, L.L.C., a defendant in the Litigation, has filed a counterclaim against Matinee and Walker.

Matinee and Walker agree that any and all of the recovery received by either Matinee or Walker pursuant to the Litigation (the “Proceeds”) will be the property of Walker.

In consideration of the foregoing, Walker is willing to indemnify Matinee and hold it harmless from and against any and all losses, including expenses, of Matinee related to the Litigation.

The parties agree as follows:

1.             Matinee hereby assigns to Walker all of its right to and interests in the Proceeds and, subject to paragraph 3 below, will immediately transfer to Walker any Proceeds Matinee receives.

2.             Walker hereby indemnifies and agrees to hold Matinee harmless (without duplication) from any and all losses that Matinee suffers or incurs as a result of or relating to the Litigation, including any and all costs and expenses (including, without limitation, reasonable attorneys fees) that may be incurred by Matinee relating in any way to the Litigation, including without limitation the expenses incurred by the Special Committee of the Board of Directors of Matinee incurred in connection with the Litigation and this agreement, and in enforcing the terms hereof.

3.             Within ten days after written notice by Matinee to Walker of any losses suffered by Matinee relating to the Litigation described in paragraph 2 above, with reasonable supporting documentation, Walker agrees to pay to Matinee all funds that Walker is obligated to pay hereunder.  To the extent Matinee is entitled to payments from Walker for indemnification pursuant to paragraph 2 above, and such payment is not made pursuant to this paragraph 3, Matinee may, at its option, set-off against other sums payable to Walker, or any affiliate of Walker, by Matinee, or any Proceeds received by Matinee, the indemnification obligation not paid by Walker.

4.             This Agreement shall be binding upon and enforceable by the successor and assigns of each of the parties hereto.

5.             This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.             This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MATINEE:

MATINEE MEDIA CORPORATION

By:	/s/ KEVIN W. MISCHNICK
Kevin W. Mischnick,
V. P. and Chief Financial Officer

WALKER:

/s/ ROBERT W. WALKER
Robert W. Walker, individually